Exhibit 10.1

Vernon J. Nagel Chairman & Chief Executive Officer	Acuity Brands, Inc. 1170 Peachtree Street, N.E. Suite 2300 Atlanta, GA 30309-7676
Vern.Nagel@acuitybrands.com www.AcuityBrands.com

January 8, 2019

Via Email

Mr. Neil M. Ashe

Dear Neil:

This letter agreement (“Agreement”) summarizes the terms and conditions of your initial employment with Acuity Brands, Inc. (“Acuity” or the “Company”) beginning on January 8, 2020 and employment as President and Chief Executive Officer of Acuity, effective January 31, 2020. After you have reviewed the terms and conditions of this letter, please sign below to signify your acceptance.
1.Title and Responsibilities. You will initially be an employee of the Company during a transition period from January 8, 2020 through January 31, 2020. As of January 31, 2020, you (hereinafter “Executive”) will serve as President and Chief Executive Officer of Acuity and will report to the Board of Directors (“Board”) of Acuity. Executive’s primary place of employment and domicile will be Atlanta, Georgia. Executive shall have such duties, responsibilities, and authority as are commensurate with such positions, as established by corporate law or Acuity’s governance documents or delegated to him from time to time by the Board. Executive accepts the duties described above and agrees to render his services for the term of this Agreement.
2.Term. This Agreement shall commence as of January 8, 2020 (“Effective Date”) and continue in effect until either party gives notice to the other of termination (the period of this Agreement is hereinafter referred to as the “term of this Agreement”). Either party may terminate this Agreement for any reason and at any time with or without cause and with or without advance notice, subject to Executive’s and Acuity’s rights and obligations under the Severance Agreement and Change in Control Agreement relating to Executive’s termination of employment.
3.Extent of Services. Executive agrees that effective January 31, 2020 (“Executive Start Date”) and during the remainder of the term of this Agreement, he will devote his full working time and requisite energy and skill to the diligent performance of Executive’s duties. With the consent of the Board, Executive may serve on the board of directors or board of trustees of other companies or institutions, provided that such outside activities do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 1 hereof, and provided further, that approval of the Board shall be required as set forth in Acuity’s Corporate Governance Guidelines, as they may be revised from time to time provided, however, that for the avoidance of doubt, Executive may continue to serve on the boards of directors on which he is currently serving as of the Effective Date.

4.Consideration. As consideration for the services performed by Executive pursuant to this Agreement and the restrictive covenants contained and/or referenced in Paragraph 5, Acuity will compensate Executive during the term of this Agreement as follows:
4.1Base Salary. Commencing on the Effective Date, Executive will be entitled to an annual base salary of $1,000,000, subject to applicable withholdings and deductions. Executive’s base salary will be subject to periodic review and change by the Board’s Compensation Committee and the Board. Executive’s base salary will be payable in accordance with Acuity’s regular payroll practices for executives as in effect from time to time.
4.2Benefits. Executive will be entitled to participate in all employee benefit plans and perquisites of Acuity in effect from time to time (including health, life, disability, dental, and retirement plans) in which executives at his level are entitled to participate.
4.3Annual Incentive. Executive will be eligible for an annual incentive payment in accordance with the Annual Cash Incentive Plan (the “Cash Incentive Plan”) and Plan Rules thereunder in effect for each year. Pursuant to current Plan Rules for the Cash Incentive Plan: (a) the amount of the incentive payment is determined by Acuity’s overall financial performance and Executive’s individual performance and (b) Executive’s target bonus will be 130% of base salary for the fiscal year ending August 31, 2020. Executive’s target bonus for future years will be determined by the Board. The minimum annual incentive payment for Fiscal 2020 performance will be based on 100% of target for the company performance factor multiplied by 100% personal performance factor and pro-rated based on your Executive Start Date; or equivalent to $758,333. The Cash Incentive Plan and the Plan Rules thereunder may be modified at any time in the sole discretion of the Board’s Compensation Committee or the Board, subject to any applicable shareholder approval requirements.
4.4Stock Incentive. During Executive’s first two fiscal years with the Company, the Board intends to only grant Executive options to purchase Company stock and also intends for at least half of these stock options to be performance based awards that will only be exercisable if Acuity’s stock price achieves specified share price hurdles.
On January 31, 2020 (“Initial Grant Date”), the Board shall grant Executive the following three tranches of stock options :
Tranche 1A - options to purchase 200,000 shares; per share exercise price equivalent to 100% of the closing price of a share of Acuity common stock on Initial Grant Date; 3‐year ratable vesting; 10‐year term; and
Tranche 2A - options to purchase 200,000 shares; per share exercise price equivalent to the greater of (x) 108% of the closing price of a share of Acuity common stock on Initial Grant Date and (y) the closing price of a share of Acuity common stock on Initial Grant Date plus $10; 3‐year ratable vesting; 10‐year term; and
Tranche 3A - options to purchase 100,000 shares; per share exercise price equivalent to 100% of the closing price of a share of Acuity common stock on Initial Grant Date; 4-year ratable vesting; two independent conditions to exercisability include 4-year ratable vesting and the closing share price of Acuity common stock reaching $225 for 10 consecutive trading days at any time following the Initial Grant Date; 10‐year term.
As soon as practicable after September 1, 2020 (“Fiscal 2021 Grant Date”), the Board intends to grant Executive two additional tranches of stock options as follows:

Tranche 1B - options to purchase 225,000 shares; per share exercise price equivalent to 100% of the closing price of Acuity stock on Fiscal 2021 Grant Date; 4-year ratable vesting; two independent conditions to exercisability include 4-year ratable vesting and the closing share price of Acuity common stock reaching $275 for 10 consecutive trading days at any time following the Fiscal 2021 Grant Date; 10‐year term; and
Tranche 2B - options to purchase an additional number of shares calculated such that cumulatively Tranches 1A, 2A, 3A, 1B and 2B would provide Executive approximately 2% in the value created for Acuity’s stockholders if Acuity’s stock price increased from the closing price of Acuity Stock on the Initial Grant Date to an amount above $275 (provided that the number of shares subject to the Tranche 2B stock option will not exceed 175,000 shares); per share exercise price equivalent to 100% of the closing price of a share of Acuity common stock on Fiscal 2021 Grant Date; 4-year ratable vesting; two independent conditions to exercisability include 4-year ratable vesting and the closing share price of Acuity common stock reaching $225 for 10 consecutive trading days at any time following the Fiscal 2021 Grant Date; 10‐year term.
These stock option grants will only become effective upon the approval of these awards by the Board and your execution of separate stock option agreements which will be provided to you after the date hereof, and will be subject to the terms and conditions set forth in those agreements, which will be consistent with the agreements for other executive officers except as otherwise provided herein. Executive will not be eligible to receive additional stock grants until October 2021.
4.5Employment at Will. Your employment will be at will and may be terminated by either Acuity or by you at any time for any reason, with or without notice.
4.6Severance Agreement. We expect to enter into a Severance Agreement with you on or prior to your Executive Start Date. Such Severance Agreement will be consistent with those provided other executive officers of the Company, and would provide you a severance benefit in the event your employment in this position is terminated for any reason other than voluntary termination (including early retirement or normal retirement.) Executive’s Severance Agreement will provide the following key terms with respect to payments and benefits in the event that Executive’s employment is involuntarily terminated without Cause or is terminated by Executive for Good Reason (both as defined in such agreement): (i) the severance amount will be 24 months of your base salary as in effect at the time of your termination from employment, and will be payable over a severance period of 24 months in accordance with the payment schedule set forth in the Severance Agreement; (ii) unvested stock options will continue to vest and become exercisable during the severance period; (iii) vested stock options and stock options that vest and are exercisable during the severance period will remain exercisable for the shorter of the remaining exercise term or the length of the severance period; (iv) restricted stock (shares or units) that are not performance-based will be subject to accelerated vesting and will vest during the severance period on a monthly pro rata basis determined from the date of grant to the end of the severance period; (v) performance-based restricted stock (shares or units) for which performance targets have not yet been achieved and a vesting date has not yet occurred prior to the severance period will continue to vest during the severance period in accordance with the achievement of such performance targets; (vi) credited service under the SERP (as defined below) will continue to accrue during the severance period; and (vii) receipt of the benefits referenced in sections (i) through (vi) above will require execution of a general release of claims in a form acceptable to the Company. None of the benefits provided for in the Severance

Agreement will be payable to you in the event of a termination in connection with a Change in Control of Acuity, in which case your post-employment benefits will be as set forth in a Change in Control Agreement (as described below).
4.7Change in Control of Acuity. We expect to enter into a Change in Control Agreement with you on or prior to your Executive Start Date. Such Change in Control Agreement will contain the same provisions as are generally applicable to other executive officers of Acuity, and would apply in the event your employment is terminated in connection without Cause or is terminated by Executive for Good Reason (both as defined in the Change in Control Agreement) with a Change in Control (as defined in the Change in Control Agreement). Executive’s Change in Control Agreement will be a “double trigger” agreement and will provide that, upon Executive’s termination in connection with a Change in Control: (i) the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to a termination date, a single payment in an amount in cash equal to three (3) times the sum of (A) the greater of the Executive’s base salary in effect on the Termination Date (as defined in the Change in Control Agreement) or at any time during the 90-day period prior to the Change in Control and (B) a bonus amount as more fully described therein; and (ii) (A) the restrictions on any time-based outstanding incentive awards (including restricted stock, restricted stock units and performance stock shares/units) granted to the Executive under the 2012 Omnibus Equity Incentive Plan or under any other incentive plan or arrangement shall lapse and such incentive awards shall become one hundred percent (100%) vested, (B) all time-based stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested (other than stock options that are also subject to Acuity shares of common stock achieving specified share price targets, which will only become exercisable if such share price targets are achieved), (C) performance stock shares/units granted to Executive shall become 100% vested at target levels and (D) the Executive shall have the right to require the Company to purchase, for cash, any shares of unrestricted stock or shares purchased upon exercise of any options, at a price equal to the fair market value of such shares on the date of purchase by the Company.
4.8Supplemental Retirement Benefits. Executive will be eligible to participate in the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan, as amended and restated effective July 1, 2019 (the “SERP”). Your benefits under the SERP will be determined pursuant to the standard provisions of the SERP in accordance with the effective date of your eligibility. You will be eligible to participate in the Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “SDSP” or “Plan”) under the standard provisions of the Plan. Under the SDSP, you may defer up to 50% of your annual cash compensation (base salary and bonus), which earns interest at the prime rate. (As an executive officer with eligibility for the SERP, you will not be eligible to receive the Company contribution or match under the SDSP.)
4.9Sign-On Bonus. Executive will receive a sign-on bonus of $100,000.  Should you voluntarily terminate your employment with Acuity Brands, Inc. within three years of the Effective Date, you will be required to repay the sign-on bonus on a pro rata after-tax basis, assuming a tax rate of 43%, based on the number of full years worked during the three year period.
4.10Director and Officer Indemnification and Insurance. We expect to enter into an Indemnification Agreement with you on or prior to your Executive Start Date. Such Indemnification Agreement will provide that the Company will indemnify Executive to the fullest extent permitted by the Company’s governing documents and Delaware law. In addition, the Indemnification Agreement will provide that the Company will use commercially reasonable efforts to obtain and maintain a policy or policies of liability insurance, including broad form individual non-indemnifiable loss coverage (with difference-in-condition feature), with reputable insurance companies providing Executive with coverage for losses from wrongful acts, including expenses, and to ensure the Company’s performance of its indemnification and advancement of Expenses obligations under the Indemnification Agreement. The Indemnification Agreement will also provide that in the event the Company maintains such liability insurance, Executive shall be named as an insured in such manner as to provide the Executive the same rights and benefits as are accorded to the most favorably insured of the Company’s officers or directors.
4.11Compliance with Regulatory Requirements. All consideration and timing of payment of consideration is subject to compliance with applicable current and potential future laws and regulations, including Section 409A of the Internal Revenue Code that regulates nonqualified deferred compensation.
5.Confidentiality, Non-Solicitation and Non-Competition. In consideration of the compensation and benefits provided pursuant to this Agreement, Executive agrees that during the term of his employment by the Company and for the periods after his termination from the Company set forth therein he shall comply with the non-competition, non-recruitment and non-disclosure restrictions attached hereto as Exhibit A. The Company and Executive recognize that Executive may experience periodic material changes in his job title and/or to the duties, responsibilities or services that he is called upon to perform on the behalf of the Company. If there is a substantive change in the Company’s Business as defined in Exhibit A for purposes of assessing the non-competitive provisions of this Agreement, the parties shall, as soon as is practicable, enter into a signed, written addendum to Exhibit A hereto reflecting such substantive change. Upon execution, any such written modifications to Exhibit A shall represent an enforceable amendment to this Agreement and shall augment and supplant the definitions of the terms Company’s Business set forth in Exhibit A hereto, as applicable.
6.Acuity Share Ownership and Retention Requirement. Executive acknowledges that the Board deems it important that senior executive officers of Acuity own a meaningful amount of Acuity common stock. The Board has approved Share Ownership and Retention Requirements (“Share Ownership Guidelines”), which may be modified from time to time in the sole discretion of the Board’s Compensation Committee or the Board. In accordance with the current Stock Ownership Guidelines, Executive will own shares equal to four times Executive’s base salary on or before January 31, 2024.
7.Assignability. This Agreement is binding on Acuity and any successors of Acuity. Acuity may assign this Agreement and its rights under this Agreement in whole or in part to any corporation or other entity with or into which Acuity may merge or consolidate or to which Acuity may transfer all or substantially all of its respective assets. Acuity will require any successor by merger or consolidation or transferee of all or substantially all of its assets, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Acuity would be required to perform it if no such succession had taken place.
8.Amendment, Waiver. No provisions of this Agreement may be modified, waived or discharged unless the waiver, modification or discharge is agreed to in writing signed by Executive and such officer or officers as may be specifically designated by the Board to sign on their behalf. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
9.Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the United States where applicable and otherwise the substantive laws of the State of Georgia.

10.Construction of Agreement. It is the intent of the parties that if any covenant or other provision hereof is determined to be unenforceable in any part, that portion of the Agreement will be severed or modified by the Court so as to permit enforcement of the Agreement to the extent reasonable. It is agreed by the parties that the obligations set forth herein will be considered to be independent of any other obligations between the parties, and the existence of any other claim or defense will not affect the enforceability of this Agreement. This Agreement summarizes the terms, other agreements, policies and guidelines that will only become applicable to Executive upon his execution of those controlling documents and/or his Executive Start Date (as applicable), including the Severance Agreement, the Change in Control Agreement, the SERP, the SDSP, equity award agreements, Corporate Governance Guidelines, Stock Ownership Guidelines, the Indemnification Agreement and Acuity’s employee benefit plans. To the extent of any inconsistency between this Agreement and the terms of any of these other agreements, policies and guidelines applicable to Executive, the terms of the other agreements, policies and guidelines shall control. Furthermore, except as otherwise expressly provided herein, all of the consideration to be provided to Executive hereunder shall be paid or otherwise provided on and in accordance with and subject to Acuity’s standard policies, practices, terms and conditions applicable from time to time under Acuity’s plans, programs, agreements and arrangements relating to compensation and benefits of the type agreed to be provided. Without limiting the foregoing, any and all benefit plans or other plans, programs, agreements and arrangements may be modified, amended, replaced or terminated at Acuity’s sole discretion unless otherwise expressly provided therein or herein.
Sincerely,

ACUITY BRANDS, INC.

By: __/s/ Vernon J. Nagel__________________
Vernon J. Nagel, Chairman and
Chief Executive Officer

I, Neil M. Ashe, have thoroughly read the terms and conditions contained in this letter pertaining to my employment by Acuity Brands, Inc. I fully agree to be bound by these terms and conditions, including the non-competition, non-recruitment and non-disclosure restrictions set forth in Exhibit A.

/s/ Neil M. Ashe Neil M. Ashe	1/8/2020 Date

EXHIBIT A
TO ACUITY BRANDS, INC.
AGREEMENT WITH NEIL M. ASHE
EFFECTIVE AS OF JANUARY 8, 2020

NON-COMPETITION COVENANT
CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION.
Purpose and Reasonableness of Provisions.
Executive acknowledges that, during the term of his employment with the Acuity Brands, Inc. (the “Company”), the Company and its affiliates have furnished and may continue to furnish to Executive Trade Secrets and Confidential Information, which, if used by Executive on behalf of, or disclosed to, a competitor of the Company and its affiliates, or other person, could cause substantial detriment to the Company and its affiliates. Moreover, the parties recognize that Executive, during the term of his employment with the Company, has and will develop important relationships with customers, agents and others having valuable business relationships with the Company. In view of the foregoing, Executive acknowledges and agrees that the restrictive covenants contained in this Exhibit A are reasonably necessary to protect the Company’s and its affiliates’ legitimate business interests, Confidential Information, and good will.
Trade Secrets and Confidential Information.
Executive agrees that he shall protect the Company’s and its affiliates’ Trade Secrets (as defined below) and Confidential Information (as defined below) and shall not disclose to any person or entity, or otherwise use or disseminate, except in connection with the performance of his duties for the Company, any Trade Secrets or Confidential Information; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company or its affiliates of such order or subpoena to provide the Company or its affiliates an opportunity to protect their interests. Executive’s obligations under this Section shall apply during his employment and after his termination of employment, shall continue through the Severance Period, and shall survive any expiration or termination of this Agreement, so long as the information or material remains Confidential Information or a Trade Secret, as applicable.
Executive further confirms that during his employment with the Company, he has not and will not offer, disclose or use on Executive’s own behalf or on behalf of the Company, any information Executive received prior to employment by the Company which was supplied to Executive confidentially or which Executive should reasonably know to be confidential.
Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, or any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of Company to make any such reports or disclosures, and Executive is not required to notify Company that Executive has made such reports or disclosures.
    Notwithstanding any other provision of this agreement, Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company's trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive (A) files any document containing trade secrets under seal; and (B) does not disclose trade secrets, except pursuant to court order.
Return of Property.
On the date Executive’s employment is terminated for any reason (the “Date of Termination”) (or earlier, upon request of the Company), Executive agrees to deliver promptly to the Company all files, customer lists, management reports, memoranda, research, Company forms and documents, financial data and reports and other documents (including all such data and documents in electronic form or on flash or external hard drives) of the Company or its affiliates, supplied to or created by him/her in connection with his employment hereunder (including all copies of the foregoing) in his possession or control, and all of the Company’s equipment (e.g., mobile devices, laptop, computer, flash or hard drives, etc.) and other materials in his possession or control. Executive’s obligations under this Section shall survive any expiration or termination of this Agreement. Executive agrees and covenants to permanently delete any such information residing in electronic format to the best of his ability and to not attempt to retrieve it.
Inventions.
Executive does hereby assign to the Company the entire right, title and interest in any Invention which is or was made or conceived, either solely or jointly with others, during his employment with the Company. Executive attests that he has disclosed (or promptly will disclose) to the Company all such Inventions. Executive will, if requested, promptly execute and deliver to the Company a specific assignment of title for any such Invention and will at the expense of the Company, take all reasonably required action by the Company to patent, copyright or otherwise protect the Invention.
Non-Competition.
Executive acknowledges and agrees that both during his employment and for twelve (12) months after the last day of his employment with the Company, he has not and will not, directly or indirectly, engage in, provide, or perform any duties or services of the type conducted, authorized, offered, provided by employee in his capacity as an employee on behalf of the Company within twelve (12) months prior to the Date of Termination, on behalf of any person or entity (or in the case of an entity that is organized into divisions or units, any distinct division or operating unit of such entity in the Territory (as defined below)) that derives income from providing goods or services substantially similar to those which comprise the Company's Business.
Non-Solicitation of Customers and Sales Agents.
Executive acknowledges and agrees that both during his employment and for twenty-four (24) months after the Date of Termination, Executive will not directly or indirectly solicit Customers (as defined below) or Sales Agents (as defined below) with whom he had Material Contact (as defined below) for the purpose of providing goods and/or services competitive with the Company’s Business. Notwithstanding the foregoing, this Section shall not prevent Executive, during the restricted period referenced above, from soliciting a person or entity that has since discontinued all business communications with the Company

Non-Solicitation of Employees and Agents.
Executive acknowledges and agrees that both during his employment and for twenty-four (24) months after the Date of Termination, Executive will not, directly or indirectly, whether on behalf of Executive or others, solicit, lure or attempt to hire away any of the Company's or its affiliates’ employees or agents. Notwithstanding the foregoing, this Section shall not prevent Executive from soliciting an employee or agent that has since discontinued all business dealings with the Company.
Non-Disparagement
Executive agrees that he will not make any disparaging statements or comments to any person or entity by any medium, whether oral or written, about Company, any of its affiliates or any of its respective officers, directors, employees, shareholders, agents, representatives or independent contractors. Nor shall Executive communicate to any person or entity by any medium, whether oral or written, any information harmful or adverse to Company, any of its affiliates or any of its respective officers, directors, employees, shareholders, agents, representatives or independent contractors. Nothing in this Section shall prevent Executive from providing truthful testimony pursuant to a lawful subpoena or other court order.
Injunctive Relief.
Executive acknowledges that if he breaches or threatens to breach any of the provisions of this Section, his actions may cause irreparable harm and damage to the Company or its affiliates which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach any of the provisions of this Section, the Company (or, if applicable, an affiliate) shall be entitled to seek injunctive relief, in addition to any other rights or remedies the Company (or, if applicable, an affiliate) may have. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company (or, if applicable, an affiliate) of Executive’s agreements under this Section.
Definitions.
For purposes of this Exhibit A, the following definitions shall apply:
(a)“Confidential Information” means:
(i)    Data and information relating to the Company’s Business (as defined herein); disclosed to Executive or of which Executive became aware of as a consequence of Executive's relationship with the Company; having value to the employer; not generally known to the competitors for the employer; and which includes trade secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data, and similar information For purposes of this Agreement, subject to the foregoing, and according to terminology commonly used by the Company, the Company’s Confidential Information shall include, but not be limited to, information pertaining to: (1) business opportunities ; (2) data and compilations of data relating to the Company’s Business (as defined herein); (3) compilations of information about, and communications and agreements with, customers and potential customers of the Company; (4) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by Executive in furtherance of Executive’s duties with the Company; (5) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (6) compilations of information about the Company’s employees and independent contracting consultants; (7) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (8) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (9) the Company’s marketing strategies and compilations of marketing data; (10) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s Business; (11) any information concerning services requested and services performed on behalf of customers of the Company, including planned products or services; and (12) the Company’s research and development records and data. Confidential Information also includes any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential.
(ii)    Confidential Information shall not include:
(A)    Information generally available to the public other than as a result of improper disclosure by Executive;
(B)    Information that becomes available to Executive from a source other than the Company (provided Executive has no knowledge that such information was obtained from a source in breach of a duty to the Company);
(C)    Information disclosed pursuant to law, regulations or pursuant to a subpoena, court order or legal process; and/or
(D)    Information obtained in filings with the Securities and Exchange Commission.
(b)“Trade Secrets” means Confidential Information constituting a trade secret under Georgia Law, O.C.G.A. §§ 10-1-760, et seq.
(c)“Inventions” and “Works for Hire.” The term “Invention” means contributions, discoveries, improvements and ideas and works of authorship, whether or not patentable or copyrightable, and: (i) which relate directly to the business of the Company, or (ii) which result from any work performed by Executive or by Executive’s fellow employees for the Company, or (iii) for which equipment, supplies, facilities, Confidential Information or Trade Secrets of the Company or its affiliates are used, or (iv) which is developed on the Company’s time. The term “Works for Hire” means all documents, programs, software, creative works and other expressions and information in any tangible medium created, in whole or in part, by Executive during the period of and relating to his employment with the Company, whether copyrightable or otherwise protectable, other than Inventions.
(d)“Customers” means those entities and/or individuals who are customers of the Company and/or its affiliates with respect to which, within the two-year period preceding the start of the Severance Period: (i) Executive had Material Contact on behalf of the Company; (ii) Executive acquired, directly or indirectly, Confidential Information or Trade Secrets as a result of his employment with the Company; and/or (iii) Executive exercised oversight or responsibility of subordinates who engaged in Material Contact on behalf of the Company.
(e)“Company’s Business” means the design, manufacture, installation, servicing, and/or sale of one or more of the following and any related products and/or services: lighting fixtures and systems; lighting control components and systems (including but not limited to dimmers, switches, relays, programmable lighting controllers, sensors, timers, and range extenders for lighting and energy management and other purposes); building management and/or control systems; commercial building lighting controls;

intelligent building automation and energy management technologies, products, software and solutions; motorized shading and blind controls; building security and access control and monitoring for fire and life safety; emergency lighting fixtures and systems (including but not limited to exit signs, emergency light units, inverters, back-up power battery packs, and combinations thereof); battery powered and/or photovoltaic lighting fixtures; electric lighting track units; hardware for mounting and hanging electrical lighting fixtures; aluminum, steel and fiberglass fixture poles for electric lighting; light fixture lenses; sound and electromagnetic wave receivers and transmitters; flexible and modular wiring systems and components (namely, flexible branch circuits, attachment plugs, receptacles, connectors and fittings); LED drivers and other power supplies; daylighting systems including but not limited to prismatic skylighting and related controls; organic LED products and technology; medical and patient care lighting devices and systems; indoor positioning products and technology; software and hardware solutions that collect data about building and business operations and occupant activities via sensors and use that data to provide software services or data analytics; sensor based information networks; distributed software services; and any wired or wireless communications and monitoring hardware or software related to any of the above. This shall not include any product or service of the Company if the Company is no longer in the business of providing such product or service to its customers at the relevant time of enforcement.
(f)“Territory” means the United States, Canada and Mexico. Executive acknowledges that the Company is licensed to do business and in fact does business in all fifty states in the United States. Executive further acknowledges that the services he has performed and may continue to perform on behalf of the Company or its affiliates, including executive services, are at a senior managerial level and are not limited in their territorial scope to any particular city, state, or region, but instead affect the Company's activity within the entire United States. Specifically, Executive provides executive services on the Company's behalf, travels throughout the United States to attend Company meetings, visit Company factories and distribution centers, meet with Company agents and distributors, and attend trade shows. Accordingly, Executive agrees that these restrictions are reasonable and necessary to protect the Confidential Information, trade secrets, business relationships, and goodwill of the Company.
(g)“Material Contact” shall have the meaning set forth in O.C.G.A. § 13-8-51(10), which includes contact between an employee and each customer or potential customer: with whom or which Executive dealt on behalf of the Company; whose dealings with the Company were coordinated or supervised by Executive; about whom Executive obtained confidential information in the ordinary course of business as a result of Executive’s association with the Company; and/or who receives products or services authorized by the Company, the sale or provision of which results of resulted in compensation, commissions, or earnings for Executive within two years prior to the date of the start of the Severance Period.
(h)“Sales Agent” is any third-party agency, and/or its representatives, with which or whom the Company has contracted for the purpose of facilitating the sale of the Company’s products.